NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: May 11, 2012

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS ANNUAL RESULTS
STAUNTON, VIRGINIA

Community Financial Corporation (NasdaqCM: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported results for the quarter and fiscal year ended March 31, 2012.  For the quarter ended March 31, 2012, Community Financial reported earnings of $1,082,000, or $0.21 per diluted common share, compared to $1,032,000, or $0.19 per diluted common share, for the same period last year.  The increase in net income for the current quarter compared to the March 31, 2011 quarter was primarily due to a decrease in the provision for loan losses of $889,000, partially offset by an increase in noninterest expense of $736,000. The decrease in the provision for loan losses is related to both a decrease in our charge-offs and a decrease in our total loans outstanding for the current quarter compared to the March, 2011 quarter. Charge-offs, net of recoveries, for the quarter ended March 31, 2012 were $793,000 compared to $2.3 million for the March 31, 2011 quarter.

Total interest income decreased by $432,000, or 6.4% to $6,343,000 during the March 31, 2012 quarter compared to the March 31, 2011 quarter.  The decrease was the result of both a decline in the yield on interest earning assets and a decrease in the volume of interest earning assets. Total interest expense decreased by $359,000, or 32.6% to $743,000 for the fourth quarter of 2012 compared to the same period in 2011 as a result of both the decrease in the interest rates paid on interest-bearing liabilities and the decrease in the volume of interest-bearing liabilities, in particular, our certificates of deposit. The interest rate spread increased by 20 basis points to 4.80% for the quarter ended March 31, 2012, compared to 4.60% for the same period in 2011.

Non-interest income decreased by $3,000, or .4% to $910,000 for the quarter ended March 31, 2012 compared to the March 31, 2011 quarter.  The decrease in non-interest income is due to a decrease in loan fees, offset by an increase in transaction account charges. Non-interest expenses increased $736,000, or 18.3% to $4,770,000 for the March 31, 2012 quarter compared to the March 31, 2011 quarter. The increase in non-interest expenses was due primarily to an increase in real estate owned expenses, partially offset by a decrease in federal deposit insurance premiums.

Community Financial recorded net income for the fiscal year ended March 31, 2012 of $1,818,000 or $0.24 diluted earnings per common share, compared to net income of $1,522,000 or $0.18 diluted earnings per common share for fiscal year ended March 31, 2011. The increase in net income for the fiscal year ended March 31, 2012 compared to the fiscal year ended March 31, 2011 was attributable to both a decrease in the provision for loan losses of $1,561,000 or 24.1% and an increase in net interest income of $935,000 or 4.3% partially offset by a $1,795 or 10.5% increase in noninterest expenses. Net interest income increased over fiscal 2011 due to an increase in the interest rate spread for the fiscal year ended March 31, 2012 compared to March 31, 2011.  The interest rate spread increased by 45 basis points to 4.79% for the fiscal year ended March 31, 2012 compared to 4.34% for the same period in 2011.

Non-interest income decreased $270,000 or 6.7% to $3.8 million for the fiscal year ended March 31, 2012 from $4.1 million for the March 31, 2011 period. The decrease in non-interest income for the current period compared to the March 31, 2011 period was due to a decrease in transaction account charges and loan fees. Non-interest expenses increased $1.8 million or 10.5% for the fiscal year ended March 31, 2012 compared to the March 31, 2011 period. The increase in non-interest expenses was due primarily to a $1.7 million increase in real estate owned and collection expenses and a $334,000 increase in compensation and benefits, partially offset by a $283,000 decrease in FDIC premiums for the fiscal year ended March 31, 2012.

The Company's total assets decreased $26.2 million, or 4.9%, to $503.9 million at March 31, 2012 from $530.1 million at March 31, 2011 due to a decrease in loans receivable, principally construction loans, of $23.8 million.  The $6.6 million, or 1.8%, decrease in total deposits to $372.0 million at March 31, 2012, is due to a decrease in time deposits, partially offset by an increase in interest-bearing transaction accounts. Stockholders’ equity increased $642,000, or 1.3%, to $50.4 million at March 31, 2012, from $49.8 million at March 31, 2011, due to earnings for the year ended March 31, 2012, partially offset by cash dividend payments on our preferred stock.

At March 31, 2012, non-performing assets totaled $21.6 million, or 4.29% of assets, compared to $16.6 million, or 3.12% of assets, at March 31, 2011. Our ratio of allowance for loan losses to non-performing assets was 41.2% and to total loans was 1.96% at March 31, 2012 compared to 47.4% and 1.61%, respectively at March 31, 2011.  The allowance for loan losses was determined based on the degree of impairment on individual loans after an evaluation by management. The increase in non-performing assets consisted of an increase of  $6.0 million of nonaccrual loans, which included residential construction loans, land development loans, commercial business loans, and commercial real estate loans, partially offset by a decrease of $946,000 of real estate owned and repossessed assets. Charge-offs, net of recoveries, for the fiscal year ended March 31, 2012 were $3.8 million compared to $6.7 million for the year ended March 31, 2011. The Bank’s regulatory risk-based capital increased from 12.29% at March 31, 2011 to 13.08% at March 31, 2012.

At March 31, 2012, Community Bank was classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Capital Market, under the symbol CFFC.

             Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, resulting in our allowance for loan losses not being adequate to cover actual losses which may require us to materially increase our reserves, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(Dollars in thousands)			Percent
	Unaudited		Increase
	March 31, 2012	March 31, 2011	(Decrease)

Total assets	$503,907	$530,080	(4.9	) %
Loans receivable, net	445,098	478,293	(6.9)
Investment securities	11,383	2,237	408.9
Real estate owned and repossessed assets	9,438	10,384	(9.1)
Deposits	372,418	379,045	(1.8)
Borrowings	78,000	98,445	(20.8)
Stockholders’ equity	50,403	49,760	1.3

Selected Operations Data
(Dollars in thousands)
	Three Months Ended (Unaudited)		Percent Increase
	March 31, 2012	March 31, 2011	(Decrease)

Interest income	$6,343	$6,775	(6.4	) %
Interest expense	743	1,102	(32.6)
Net interest income	5,600	5,673	(1.3)
Provision for loan losses	32	921	(96.5)
Net interest income after provision for loan losses	5,568	4,752	17.2
Noninterest income	910	913	---
Noninterest expense	4,770	4,034	18.3
Income tax expense(benefit)	626	599	4.5
Net income	1,082	1,032	4.8
Effective dividend on preferred stock	(188)	(188)	---
Net income available to common stockholders	894	844	5.9

			Percent
	At or for the Quarter Ended		Increase
	March 31, 2012	March 31, 2011	(Decrease)

Return on average equity	8.62%	8.34%	3.4%
Return on average assets	.85	.78	9.0
Interest rate spread	4.80	4.60	4.4
Diluted earnings per common share	.21	.19	10.5
Dividends paid on common shares	---	---	---

	Year Ended (Unaudited)		Percent Increase
(Dollars in thousands)	March 31, 2012	March 31, 2011	(Decrease)

Interest income	$26,353	$27,585	(4.5	) %
Interest expense	3,444	5,612	(38.6)
Net interest income	22,909	21,973	4.3
Provision for loan losses	4,908	6,469	(24.1)
Net interest income after provision for loan losses	18,000	15,504	16.1
Noninterest income	3,787	4,057	(6.7)
Noninterest expense	18,993	17,196	10.5
Income tax expense	976	843	15.8
Net income	1,818	1,522	19.4
Effective dividend on preferred stock	(753)	(753)	---
Net income available to common stockholders	1,065	769	38.5

Other Selected Data			Percent
	At or for the Year Ended		Increase
	March 31, 2012	March 31, 2011	(Decrease)

Return on average equity	3.56%	3.04%	17.1%
Return on average assets	.35	.28	.25
Interest rate spread	4.79	4.34	10.4
Non-performing assets(1) to total assets	4.29	3.12	37.5
Allowance for loan losses to total loans	1.96	1.61	21.7
Allowance for loan losses to nonperforming loans	41.2	47.4	(13.1)
_______________________________ (1) Includes nonaccrual loans, and other real estate owned and repossessed assets.

Per Share Data			Percent
	At or for the Year Ended		Increase
	March 31, 2012	March 31, 2011	(Decrease)

Diluted earnings per common share	$0.24	$0.18	33.3%
Book value per common share	8.66	8.55	1.3
Dividends paid on common shares	---	---	---
Common shares outstanding	4,361,658	4,361,658	0.0